Ex. 99.1

NEWS……..	Contacts:	Robert S. Merritt (Analysts)
March 8, 2005		Chris Sullivan (Media)
FOR IMMEDIATE RELEASE		(813) 282-1225

OUTBACK STEAKHOUSE, INC. ANNOUNCES MANAGEMENT TRANSITION

TAMPA, FLORIDA (March 8, 2005) - Outback Steakhouse, Inc. (NYSE: OSI) announced today that Chris Sullivan, Chairman and CEO will step down as CEO effective immediately. Bill Allen, currently President of West Coast Concepts for the Company will assume Sullivan’s CEO responsibilities. The Company also said that Paul Avery, currently its President, will take on the additional responsibility of Chief Operating Officer. Sullivan will remain as Chairman and Bob Basham, the current COO will become Co-Chairman. Both will remain actively involved to ensure an effective transition to new leadership.

Allen has been in the restaurant industry for 26 years including serving as President and CEO of La Madeleine French Bakery and Café and Koo Koo Roo, Inc. He has been associated with the Company since 1999 as the President of Fleming’s Prime Steakhouse and Wine Bar, which he co-founded. In 2002 he took on the additional responsibility of overseeing the operation of the Company’s Roy’s restaurants and in 2003 he was promoted to his current position which included the development of the Company’s latest joint venture, Paul Lee’s Chinese Kitchen.

Avery, who has been in the restaurant industry for over 20 years, has been with the Company since 1989 when he started as the Managing Partner of one of the Company’s first Outback Steakhouse restaurants. He became Director of Operations in 1990, Senior Vice President of Operations in 1993, and President of the Outback Steakhouse concept in 1997. He was promoted to his current position in 2003 when he took on the additional responsibility of overseeing the operations of three of the Company’s other mid-scale casual dining concepts.

“It is always management’s responsibility to ensure that the long-term success of a company is provided for by developing and transitioning to future leadership,” said Sullivan. “With Bill as CEO and the team around him in place, I have the highest confidence that we have carried out that responsibility. Bill is an extraordinary leader with deep industry experience and a successful track record. He understands the fundamentals of success and that an essential component is to maintain a positive, people-oriented culture.”

The Outback Steakhouse, Inc. restaurant system operates 885 Outback Steakhouses, 174 Carrabba's Italian Grills, 68 Bonefish Grills, 32 Fleming’s Prime Steakhouse and Wine Bars, 19 Roy’s, two Lee Roy Selmon’s, three Paul Lee’s Chinese Kitchens, and 13 Cheeseburger in Paradise restaurants in 50 states and 21 countries internationally.

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